EpiCept Corporation
777 Old Saw Mill River Road
Tarrytown, NY 10591

August 20, 2013

Robert G. Savage
315 South Shore Drive
Sarasota, FL 34234

Re: EpiCept Corporation (“EpiCept” or the “Company”)

Dear Robert:

This letter confirms the agreement between EpiCept Corporation (the “Company”) and you relating to your resignation, effective as of the date of the closing of the merger (the “Immune Merger”) of the Company’s subsidiary Epicept Israel Ltd. into Immune Pharmaceuticals Ltd. (“Immune”) in accordance with the Merger Agreement and Plan of Reorganization dated as of November 7, 2012, as amended (the “Merger Agreement”). As we discussed, you are not resigning because of any disagreement on any matter relating to the Company’s operations, policies or practices.

The Board of Directors of the Company (the “Board”) determined on August 12, 2013 that the equity component for 2013 Directors’ compensation, which had not yet been awarded during the current calendar year, should be 300,000 restricted shares of common stock (“Restricted Shares”) under the Company’s 2005 Equity Incentive Plan (the “Plan”), for each non-employee director (with 1.75 times that amount, or 525,000 shares of restricted stock for the Chairman of the Board), with the restrictions terminating upon the closing of the Immune Merger. Accordingly, the Company will instruct the Company’s transfer agent to issue to you a certificate representing the Restricted Shares.

Given the Company’s current limited cash resources, and the request by management and Immune for the non-employee directors to provide post-closing transition services for 30 days following the closing, you (and the other two non-employee directors) each have generously agreed to waive the currently unpaid cash portion of your 2013 compensation in consideration for the issuance to you by the Company of an equivalent value of shares of restricted common stock under the Plan on the 15th day following the closing of the Immune Merger, with the restriction to terminate 15 days thereafter (that is, at the end of the 30 day transition services period). In connection therewith, you will make yourself available in person or by telephone, upon reasonable prior request, to the Board and its committees, as well as to members of senior management, on matters relating to general business development in your areas of expertise. If we request you to appear periodically for meetings or the like, we will reimburse you for your reasonable expenses.

In consideration for your services, we will issue to you that number of restricted shares of common stock of the Company, the resale of which by you is covered by a current registration statement on Form S-8, equal to the unpaid cash fee owed to you of $17,217.39, divided by the closing price of the Company common stock on the 15th day following the closing of the Immune Merger.

In addition, all stock options and restricted stock units currently held by you will become fully vested as of the date hereof and, in the case of stock options, will not expire until their respective expiration dates. This letter shall be deemed to amend any option grant to which you are a party, and except as provided herein, such option grants will remain in full force and effect.

By this letter, we confirm to you that you will continue to be covered by the Company’s existing directors’ and officers’ liability insurance for your acts as a director of the Company through the date of your resignation, and further, that the Company’s By-Laws currently provide for indemnification of you in such capacity by the Company.

This agreement has been approved by the Board and also has been acknowledged by Daniel Teper, on behalf of Immune, who shall become Chairman of the Board, Chief Executive Officer and President of the Company following the closing of the Immune Merger.

Thank you for the important and significant contributions you have made to EpiCept during your tenure as a director.

EPICEPT CORPORATION

By:
Robert W. Cook,
Interim President and Chief Executive
Officer

AGREED AND ACCEPTED:

Robert G. Savage

IMMUNE PHARMACEUTICALS LTD.

By:
Daniel Teper,
Chairman and Chief Executive Officer